Exhibit B
VULCAN MATERIALS COMPANY 1996 LONG-TERM INCENTIVE PLAN

Section 1.          Definitions.

          As used in the Plan, the following terms shall have the meanings set forth below:

          (a)          "Affiliate" shall mean (i) any entity that, directly or through one or more intermediaries, is controlled by the Company, or (ii) any entity in which the Company owns a significant equity interest, as determined by the Committee.

          (b)          "Award" shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share Award, Dividend Equivalent, or Other Stock-Based Award granted under the Plan.

          (c)          "Award Agreement" shall mean any written agreement, contract, or other instrument or document evidencing any Award granted under the Plan.

          (d)          "Award Period" shall mean the period beginning with the date an Award is granted and ending on the date set forth in the applicable Award Agreement.

          (e)          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and any rules or regulations promulgated thereunder.

          (f)          "Committee" shall mean those members of the Compensation Committee of the Board of Directors of the Company (or any successor committee thereto), consisting in number of not less than the minimum number of directors required to satisfy the requirements of Rule 16b-3 of the Exchange Act and Section 162(m) of the Code, each of whom qualifies as a "disinterested person" within the meaning of Rule 16b-3 and an "outside director" within the meaning of Section 162(m) of the Code.

          (g)          "Dividend Equivalent" shall mean any right granted under Section 6(e) of the Plan.

          (h)          "Eligible Employee" shall mean any person who in accordance with Section 5 is eligible to receive an Award under the Plan.

          (i)          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

          (j)          "Fair Market Value" shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

          (k)          "Incentive Stock Option" shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code (or any successor provision thereto).

          (l)          "Non-Qualified Stock Option" shall mean any option not intended to be an Incentive Stock Option.

          (m)          "Option" shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

          (n)          "Other Stock-Based Award" shall mean any right granted under Section 6(f) of the Plan.

          (o)          "Participant" shall mean any key salaried employee of the Company or of an Affiliate who is granted an Award under the Plan.

          (p)          "Performance Share Award" shall mean any right granted under Section 6(d) of the Plan.

          (q)          "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

          (r)          "Restricted Stock" shall mean any Shares granted under Section 6(c) of the Plan.

          (s)          "Restricted Stock Unit" shall mean any right granted under Section 6(c) of the Plan that is denominated in Shares.

          (t)          "Rule 16b-3" shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation thereto.

          (u)          "Shares" shall mean the common shares of the Company, $1.00 par value, and such other securities or property as may become the subject of Awards pursuant to an adjustment made under Section 4(b) of the Plan.

          (v)          "Stock Appreciation Right" shall mean any right granted under Section 6(b) of the Plan.

Section 2.          Purpose.

          The purpose of the Vulcan Materials Company (the "Company") 1996 Long-Term Incentive Plan (the "Plan") is to promote the long-term success of the Company by encouraging key employees of the Company and its Affiliates (as defined below) to acquire a proprietary interest in the growth and performance of the Company, and to enhance the ability of the Company and its Affiliates to attract and retain highly qualified individuals upon whom, in large measure, the sustained growth and profitability of the Company depend.

Section 3.          Administration.

          The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, the Committee shall have the authority to effectuate the purposes of the Plan. Without limiting the generality of the foregoing, the Committee shall have the exclusive right to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant; (iii) determine the number of Shares to be covered by an Award (or with respect to which payments, rights, or other matters are to be calculated in connection with an Award); (iv) determine the terms and conditions of an Award; (v) determine whether, to what extent, and under what circumstances an Award may be settled or exercised in cash, Shares, other securities, other Awards, or other property, or canceled, forfeited, or suspended, and the method or methods by which an Award may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) determine the rights of Participants in the events of death, disability, termination, change in control and the like; (viii) interpret and administer the Plan and any instrument or agreement relating to the Plan or an Award; (ix) establish, amend, suspend, or waive rules and regulations for the administration of the Plan; (x) appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any shareholder, and any employee of the Company or of any Affiliate.

Section 4.          Shares Available For Awards.

          (a)          Shares Available. Subject to adjustment as provided in Section 4(b):
i)

Calculation of Number of Shares Available. The number of Shares available for granting Awards in each calendar year shall be .95% of the issued common shares of the Company (including treasury shares) as of the first day of each calendar year; provided, however, that in any calendar year the number of available Shares shall be increased by the number of Shares available under the Plan in previous years but not covered by Awards granted under the Plan in such years. Further, if any Shares covered by an Award granted under the Plan are forfeited, or if an Award denominated in Shares terminates without the delivery of Shares, then the Shares covered by such Award shall again be available for granting Awards under the Plan. Notwithstanding the foregoing, but subject to adjustment as hereinafter provided in Section 4(b), no more than 1,000,000 Shares shall be cumulatively available for delivery pursuant to the exercise of Incentive Stock Options and no more than one-third of the Shares available for Awards in any calendar year shall be available for grants of Restricted Stock or Restricted Stock Units.

ii)	Accounting for Awards. For purposes of this Section 4:
A)

if an Award is denominated in Shares, the number of Shares covered by such Award shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan; provided, however, that an Award denominated in Shares that operates in tandem with (whether granted simultaneously with or at a different time from) another Award denominated in Shares shall be deemed a single Award with respect to the number of Shares that are common to the respective Awards.

B)

Shares issuable pursuant to Awards that are not denominated in Shares shall be counted against and restored to the aggregate number of Shares available for granting Awards under the Plan in such amount and at such time as the Committee shall determine under procedures adopted by the Committee consistent with the purposes of the Plan.

iii)	Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

          (b)          Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits intended to be made available under the Plan, the Committee may, in such manner as it shall deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) which thereafter may be made the subject of Awards under the Plan, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant, purchase, or exercise price with respect to any Award, or, if the Committee deems appropriate, make provision for a cash payment to the holder of an outstanding Award.

Section 5.          Eligibility.

          Any key salaried employee of the Company or an Affiliate, including a director of the Company or an Affiliate who is an employee, shall be eligible to receive Awards under the Plan.

Section 6.          Awards.

          (a)          Options. The Committee is hereby authorized to grant Incentive Stock Options and Non-Qualified Stock Options to Eligible Employees with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:
i)

Exercise Price. The exercise price per Share shall be determined by the Committee; provided, however, that such exercise price per Share shall not be less than the Fair Market Value of a Share on the date of grant of such Option.

ii)	Option Term. The term of each Option shall be fixed by the Committee, provided that in no event shall the term of an Incentive Stock Option exceed a period of ten (10) years.
iii)

Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other Awards, or other property, or any combination thereof) in which payment of the exercise price may be made.

iv)

Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code (or any successor provision thereto).

          (b)          Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Employees. Subject to the terms of the Plan and any applicable Award Agreement, one Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise or, if the Committee shall so determine in the case of any such Stock Appreciation Right other than one related to any Incentive Stock Option, at any time during a specified period before or after the date of exercise, over (ii) the grant price of the right as specified by the Committee, which shall not be less than the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

          (c)          Restricted Stock and Restricted Stock Units.
i)	Issuance. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Eligible Employees.
ii)

Restrictions. Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote the Restricted Stock or on the right to receive any dividend or other right or property), which restrictions may lapse at such time or times, in such installments or otherwise, as the Committee may deem appropriate; provided, however, that all Restricted Stock and Restricted Stock Units granted pursuant to the Plan shall be subject to at least a three-year vesting period.

iii)

Evidence of Award. Any Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. Certificates for shares of Restricted Stock may be delivered to the Participant or held by the Company.

          (d)          Performance Share Awards. The Committee is hereby authorized to grant Performance Share Awards to Participants. Subject to the terms of the Plan and any applicable Award Agreement, a Performance Share Award granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock), other securities, other Awards, or other property, and (ii) shall confer on the holder thereof rights payable to, or exercisable by, the holder of the Performance Share Award, upon the achievement of such performance goals during such performance periods as the Committee shall establish based on earnings as reported or after deducting a charge reflecting the cost of capital, return on investment or total shareholder return of the Company or an Affiliate, or any division or operating unit thereof, as measured on an absolute basis, as compared to another performance period, or as compared to a group of comparison companies. Subject to the terms of the Plan and any applicable Award Agreement, the performance goals to be achieved during any performance period, the length of any performance period and the amount of any Performance Share Award granted shall be determined by the Committee. The equivalent Share value (if the performance goals are fully achieved) of each Performance Share Award granted shall be counted against the limitation set forth in Section 6(g)(v).

          (e)          Dividend Equivalents. The Committee is hereby authorized to grant to holders of Awards the right to receive payments equivalent to dividends with respect to a number of Shares comprising such Award as determined by the Committee, and the Committee may provide that such amounts (if any) shall be deemed reinvested in additional Shares or otherwise reinvested. Subject to the terms of the Plan and any applicable Award Agreement, such Awards may have such terms and conditions as the Committee shall determine.

          (f)          Other Stock-Based Awards. The Committee is hereby authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 6(f) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, as the Committee shall determine.

          (g)          General.
i)

Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted alone, in addition to or in tandem with any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

ii)

Forms of Payment Under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise, or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments.

iii)

Limits on Transfer of Awards. No Award, and no right under any such Award, shall be assignable, alienable, saleable, or transferable by a Participant other than by will or by the laws of descent and distribution, except as otherwise permitted by the Committee consistent with Rule 16b-3 and provided for in the governing Award Agreement. If so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any property distributable, with respect to any Award upon the death of the Participant. Each Award, and each right under any Award, shall be exercisable, during the Participant's lifetime, only by the Participant or, if permissible under applicable law, by the Participant's guardian or legal representative, except that any transferable Award may be exercised by a permitted transferee. No Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

iv)	Term of Awards. Subject to the terms of the Plan, the term of each Award shall be for such period as may be determined by the Committee.
v)

Limitation on Awards. The maximum number of Shares with respect to which Awards may be granted to any Participant in any year may not exceed 300,000 Shares (which was adjusted from 100,000 as a result of a 3-for-1 stock split in 1999).

vi)

Share Certificates. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

Section 7.          Amendment And Termination.

          Except to the extent prohibited by applicable law:

          (a)          Amendments to the Plan. The Board of Directors of the Company may amend, alter, suspend, discontinue, or terminate the Plan, including, without limitation, any amendment, alteration, suspension, discontinuation, or termination that would impair the rights of any Participant, or any other holder or beneficiary of any Award theretofore granted, without the consent of any shareholder of the Company, Participant, other holder or beneficiary of an Award, or other Person; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the shareholders of the Company, no such amendment, alteration, suspension, discontinuation, or termination shall be made that would:
i)	increase the total number of Shares available for Awards under the Plan or increase the limitation on Awards set forth in Section 6(g)(v), except as provided in Section 4(b) hereof; or
ii)	modify the eligibility criteria set forth in Section 5; or
iii)	permit Options or Stock Appreciation Rights to be granted with per Share grant, purchase or exercise prices of less than the fair market value of a Share on the date of grant thereof.

          (b)          Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) hereof) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits to be made available under the Plan. Notwithstanding any other provision of this Plan to the contrary, the Committee shall not have the discretion to make any modifications to outstanding Awards which are intended to satisfy the "performance-based" exception under Code Section 162(m) if such modifications would result in the loss of the ability to comply with such "performance-based" exception (e.g., with respect to such Awards, the Committee shall not be authorized to exercise discretion to increase awards).

          (c)          Correction of Defects, Omissions, and Inconsistencies. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 8.          General Provisions.

          (a)          No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient.

          (b)          Delegation. The Committee may delegate to one or more officers or managers of the Company or of any Affiliate, or a committee of such officers or managers, the authority, subject to the terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify, waive rights with respect to, and to alter, discontinue, suspend, or terminate Awards held by Participants who are not subject to Section 16 of the Exchange Act or covered by Section 162(m) of the Code.

          (c)          Withholding. The Company or any Affiliate shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan the amount (in cash, Shares, other securities, other Awards, or other property) of withholding taxes due in respect of an Award, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action as may be necessary or advisable to satisfy all obligations for the payment of such taxes.

          (d)          No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements.

          (e)          No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. The Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

          (f)          Severability. If any provision of the Plan or any Award Agreement is, or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

          (g)          No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

          (h)          No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

          (i)          Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 9.          Effective Date Of The Plan.

          The Plan shall be effective as of the date of its approval by the shareholders of the Company.

Section 10.          Term Of The Plan.

          No Award shall be granted under the Plan after May 1, 2006 unless submitted to shareholders for reapproval. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board of Directors of the Company to amend the Plan, shall extend beyond such date.